                                                                     EXHIBIT 11

                       Elcor Corporation and Subsidiaries
          Computation of Income Per Common and Common Equivalent Share

                    (In thousands, except per share amounts)

1.       Three Months Ended June 30, 1997
         and June 30, 1996

                                                                                      Three Months Ended
                                                                                    6-30-97           6-30-96
                                                                                    --------          --------
         Income per Common and Common
         Equivalent Share:

         Net Income                                                                 $  4,313          $  2,176
                                                                                    ========          ========

         Shares:
         Weighted average common shares
         outstanding                                                                   8,795             8,767

         Adjustments:
         (a)    Assumed issuance of shares purchased under
                incentive stock option plan using treasury
                stock method                                                             144               104
                                                                                    --------          --------
                Total Common and Common Equivalent Shares                              8,939             8,871
                                                                                    ========          ========

         Income per Common and Common
         Equivalent Share                                                           $    .48          $    .25
                                                                                    ========          ========




2.       Fiscal Year Ended June 30, 1997 and
                June 30, 1996

                                                                                        Fiscal Year Ended
                                                                                     6-30-97           6-30-96
                                                                                     -------           -------
         Income per Common and Common
         Equivalent Share:

         Net Income                                                                  $13,002           $10,284
                                                                                     =======           =======

         Shares:
         Total Common and Common Equivalent Share

         Three months ended 9/30/96 and 9/30/95                                        8,793             8,843
         Three months ended 12/31/96 and 12/31/95                                      8,843             8,838
         Three months ended 3/31/97 and 3/31/96                                        8,908             8,875
         Three months ended 6/30/97 and 6/30/96                                        8,939             8,871
                                                                                    --------          --------
         Average for Fiscal Year Ended 6/30/97 and 6/30/96                             8,871             8,857
                                                                                    ========          ========
         Income Per Common and Common
         Equivalent Share                                                           $   1.47          $   1.16
                                                                                    ========          ========